SCHEDULE 14A
                                (Rule 14(a)-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material under Rule 14a-12


                       Microchip Technology Incorporated
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                                     [LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 17, 2001

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TIME:               9:00 A.M. Arizona Time

PLACE:              Microchip Auditorium
                    Offices of Microchip Technology Incorporated
                    2355 West Chandler Boulevard
                    Chandler, Arizona

ITEMS OF BUSINESS:  (1) To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.
                    (2) To approve the 2001 Microchip Employee Stock Purchase Plan.
                    (3) To ratify the appointment of Ernst & Young LLP as the independent auditors of the company for the fiscal year ending March 31, 2002.
                    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:        Holders of Microchip common stock of record at the close of business on June 20, 2001 are entitled to vote at the meeting.

ANNUAL REPORT:      Microchip's 2001 annual report, which is not a part of the proxy soliciting material, is enclosed.

PROXY: It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Stockholders who hold their shares in "street name" may also have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

                    /s/ Mary K. Simmons

                    Mary K. Simmons
                    Secretary

Chandler, Arizona
July 9, 2001

                                     [LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED
                          2355 WEST CHANDLER BOULEVARD
                          CHANDLER, ARIZONA 85224-6199

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                                 PROXY STATEMENT

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     You are cordially invited to attend the Annual Meeting on Friday, August
17, 2001, beginning at 9:00 a.m., Arizona time. The Annual Meeting will be held in the Microchip Auditorium, located at our facility at 2355 West Chandler Boulevard, Chandler, Arizona 85224.

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Microchip Technology Incorporated of proxies to be voted at Microchip's 2001 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

     Microchip's fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2001 or fiscal 2001 refer to the 12-month period from April 1, 2000 through March 31, 2001.

     On September 26, 2000, we effected a 3-for-2 stock split of our common stock. Unless otherwise noted, all shares, share prices and related figures in this proxy statement are restated to reflect the stock split.

     We anticipate first mailing this proxy statement and accompanying form of proxy on July 9, 2001 to holders of Microchip's common stock on June 20, 2001, the Record Date for the Annual Meeting.

                          PROXIES AND VOTING PROCEDURES

     YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Stockholders who hold their shares in "street name" may have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote if these options are available to you) or by voting by ballot at the meeting.

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

     All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

     If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on the Record Date, June 20, 2001, are entitled to notice of and to vote at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting. On the Record Date, there were 131,834,483 shares of our common stock issued and outstanding.

     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the location of the meeting on August 17, 2001, and for 10 days prior to the meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Arizona time.

REQUIRED VOTE

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. The proposals to be considered at the meeting may be treated as routine matters. Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on the matters presented.

     A plurality of the votes duly cast is required for the election of a Director (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of a Director.

     The affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote is required to adopt the Microchip 2001 Employee Stock Purchase Plan and to ratify the appointment of the independent auditors. An abstention is counted as a vote against the 2001 Microchip Employee Stock Purchase Plan and the ratification of the appointment of the independent auditors. A broker "non-vote" is not counted for purposes of approving the 2001 Microchip Employee Stock Purchase Plan or ratifying the appointment of the independent auditors.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

     This proxy statement and our 2001 Annual Report are available on Microchip's Internet site at http://www.microchip.com. Our stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

     If you are a stockholder of record, you can choose this option and save Microchip the cost of producing and mailing these documents by marking the appropriate box on your proxy card. You can also choose between paper documents and electronic access by calling Microchip's Investor Relations Department at 480-792-7761.

     If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you contact Microchip's Investor Relations Department and instruct us otherwise. You do not have to elect Internet access each year.

     If you hold your Microchip stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

     Most stockholders who hold their Microchip stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access Microchip's proxy statement and annual report.

COST OF PROXY SOLICITATION

     Microchip will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We may also, at our sole expense, engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. If we do so, we believe that the expense will not exceed $15,000. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

                             THE BOARD OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS

     During fiscal 2001, our Board of Directors held six meetings. Each Director attended at least 75% of his Board of Directors and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 2001, our Board of Directors maintained two standing committees: the Audit Committee and the Compensation Committee. Matthew Chapman is the Chairman of our Audit Committee. Albert Hugo-Martinez is the Chairman of our Compensation Committee. During fiscal 2001, the Audit Committee met five times and the Compensation Committee met four times.

     The Board of Directors also maintains a Stock Option Committee. The Stock Option Committee administers the company's stock option plans and determines the timing, amount and vesting of stock options to be granted to the executive officers. Currently, the Compensation Committee also serves as the Stock Option Committee.

     The Board of Directors does not have a nominating committee or any committee that performs the functions of a nominating committee.

           ----------------------------------------------------------

                          REPORT OF THE AUDIT COMMITTEE

           ----------------------------------------------------------

     The Audit Committee focuses on three areas:

     * the adequacy of the company's internal controls, financial reporting process and accounting principles

     * review of quarterly and annual financial statements, significant accounting and tax issues and the scope of the annual audit with the company's management and independent auditors, and

     * the independence and performance of the company's independent auditors.

     We meet with management periodically to consider the adequacy of the company's internal controls and the objectivity of its financial reporting. We discuss these matters with the company's independent auditors and with appropriate company financial and legal personnel.

     We also meet periodically with the independent auditors, both with and without company management present.

     We also recommend to the Board of Directors the appointment of the independent auditors and review periodically their performance and independence from management.

     The Directors who serve on the Audit Committee meet the independence and experience requirements of the National Association of Securities Dealers. What this means is that the Board of Directors has determined that no member of the Audit Committee has a relationship to Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

     The Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. A copy of that charter is attached to this proxy statement as Appendix A.

     Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls.

     The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

     In fiscal year 2001, we reviewed the company's audited annual financial statements included in the annual report and filed with the Securities and Exchange Commission, as well as the unaudited financial statements filed with the company's quarterly reports on Form 10-Q. We also met with both management and KPMG LLP, the company's independent auditors for fiscal 2001, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

     We have received from KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items related to KPMG LLP's independence from Microchip. We also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     Based on these reviews and discussions, we recommended to the Board of Directors that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

By the Audit Committee of the Board of Directors(1):

Matthew W. Chapman (Chairman)      Wade F. Meyercord     Albert J. Hugo-Martinez

----------
(1) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the Securities and Exchange Commission, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

DIRECTOR COMPENSATION

     DIRECTOR FEES

     Non-employee Directors currently receive a $13,000 annual retainer, paid in quarterly installments, and $1,600 for each regular and special meeting attended in person. Directors do not receive any compensation for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

     STOCK OPTIONS

     Under the terms of the company's 1993 Stock Option Plan, each non-employee Director is automatically granted an option to purchase 10,000 shares of common stock upon his or her first election to the Board of Directors, and an additional option to purchase 5,000 shares of common stock as of the first business day of the month in which the annual stockholders' meeting is held. On August 1, 2000, Mr. Hugo-Martinez, Mr. Day, Mr. Chapman and Mr. Meyercord were each granted an option to acquire 5,000 shares of common stock at an exercise price of $65.50. Each such option vests in a series of 12 equal and successive monthly installments starting one month after the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2001, Mr. Hugo-Martinez and Mr. Day, two of our independent Directors, served on the Compensation Committee. Neither Mr. Hugo-Martinez nor Mr. Day had any contractual or other relationship or transaction with the company during fiscal 2001 except as a Director, and neither has ever served as an officer or employee of the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Microchip stock with the Securities and Exchange Commission. Directors and executive officers are required by regulations under the Securities Exchange Act of 1934 to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2001, and written representations that no other reports were required, we believe that all
Section 16(a) filing requirements applicable to our Directors and executive officers with respect to fiscal 2001 were met.

----------
(2) Neither the number of shares nor the option exercise price set forth above has been adjusted to reflect the 3-for-2 stock split of the common stock effected on September 26, 2000. To the extent such options had not been exercised on September 26, 2000, the number of unexercised options and the exercise price were adjusted to reflect the stock split.

           ----------------------------------------------------------

                              ELECTION OF DIRECTORS

           ----------------------------------------------------------

     A board of five Directors will be elected at the meeting. The persons named in the proxy card will vote such proxy for the election of each of the nominees named below, unless you indicate that your vote should be withheld. Each of the nominees is currently serving as a Director. If any of the nominees becomes unable or declines to serve as a Director at the time of the meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a Director.

     The term of office of each person who is elected as a Director at the meeting will continue until the 2002 annual meeting of stockholders and until a successor has been elected and qualified.

                      INFORMATION ON NOMINEES FOR DIRECTOR

                  NAME                        AGE        POSITION(S) HELD
                  ----                        ---        ----------------
     Steve Sanghi...........................  45     Chairman, President and CEO
     Albert J. Hugo-Martinez (l)(2).........  55     Director
     L.B. Day (1)...........................  56     Director
     Matthew W. Chapman (2).................  50     Director
     Wade F. Meyercord (2)..................  60     Director

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(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

     STEVE SANGHI is currently, and has been since August 1990, a Director and President of the company. Since October 1991, he has served as CEO of the company, and since October 1993, as Chairman of the Board of Directors.

     ALBERT HUGO-MARTINEZ has served as a Director of the company since October 1990. Since February 2000, he has served as Chief Executive Officer of Hugo-Martinez Associates, a consulting and advisory firm. From February 1999 to February 2000, he served as Chairman and Chief Executive Officer of Network Webware, Inc., an Internet software company. From March 1996 until November 1999, he served as President and Chief Executive Officer and a member of the board of directors of GTI Corporation, a manufacturer of ISDN-ADSL and local area network subcomponents. Mr. Hugo-Martinez is also a member of the board of directors of Ramtron International Corporation and of ON Semiconductor.

     L.B. DAY has served as a Director of the company since December 1994. Since 1976, he has served as President of L.B. Day & Company, Inc., a management consulting firm specializing in organizational development and strategic planning.

     MATTHEW CHAPMAN has served as a Director of the company since May 1997. Since August 2000, Mr. Chapman has served as an advisor to early-stage technology companies in connection with developing business plans and securing funding. From 1988 until August 2000, he served as Chief Executive Officer, and from 1991 until August 2000 as Chairman of Concentrex Incorporated, a supplier of integrated software solutions and services to financial institutions throughout the United States. Concentrex was sold to John Harland Companies in August 2000.

     WADE MEYERCORD has served as a Director of the company since June 1999. Since June 1999, he has served as Senior Vice President and Chief Financial Officer of Rioport.com, an Internet applications service provider for the music industry. From October 1997 to June 1999, he served as Senior Vice President, e-commerce and Quality Assurance of Diamond Multimedia Systems, Inc., a supplier of Internet multimedia appliances. From 1987 to 1997, he served as President of Meyercord & Associates, a management consulting firm specializing in strategy and infrastructure improvement. Mr. Meyercord is also a member of the board of directors of California Micro Devices Corporation.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the beneficial ownership of our common stock as of April 27, 2001 for: (a) each Director, (b) the CEO and the four other most highly compensated executive officers named in this proxy statement, (c) all Directors and executive officers as a group, and
(d) each person who is known to us to own beneficially more than five percent of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock:

                                                            NUMBER OF SHARES        PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)    COMMON STOCK
     ------------------------------------                 ---------------------    ------------
     Capital Research & Management Co. (2)..............       12,010,000              9.15%
     AIM Management Group Inc. (3)......................        9,136,406              6.96%
     J. & W. Seligman & Co. Inc. (4)....................        7,971,296              6.07%
     Steve Sanghi (5)...................................        3,290,647              2.47%
     Timothy B. Billington (1)..........................          147,071                 *
     Matthew W. Chapman (1).............................           49,000                 *
     L.B. Day (1).......................................           32,500                 *
     Albert J. Hugo-Martinez (1)........................          104,970                 *
     Mitchell R. Little (1).............................           15,594                 *
     Wade F. Meyercord (1)..............................           32,500                 *
     Gordon W. Parnell (6)..............................           79,753                 *
     George P. Rigg (1).................................          229,640                 *
     Other executive officers (1).......................          736,853                 *
     All Directors and executive officers
     as a group (11 people) (1).........................        4,718,528              3.51%

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*    Less than 1% of the outstanding shares of common stock

(1) As indicated below, the number of shares beneficially owned includes shares of common stock issuable to the identified person pursuant to stock options and stock purchase rights that may be exercised within 60 days of April 27, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder:

     *    Timothy B. Billington -- 145,114 shares
     *    Matthew W. Chapman -- 40,000 shares
     *    L.B. Day -- 32,500 shares
     *    Albert J. Hugo-Martinez -- 104,970 shares
     *    Mitchell R. Little -- 13,503 shares
     *    Wade F. Meyercord -- 32,500 shares
     *    George P. Rigg -- 81,332 shares
     *    Other executive officers -- 486,254 shares
     *    Directors and executive officers as a group
          (11 people) -- 907,855 shares

(2) Address is 333 South Hope Street, Los Angeles, CA 90071. Information is based on a Schedule 13G filed with the Securities and Exchange Commission by Capital Research & Management Co. dated February 9, 2001. Such Schedule 13G indicates that Capital Research & Management Co. is the beneficial owner of 12,010,000 shares of common stock as a result of acting as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. According to such Schedule 13G, Capital Research & Management Co. has sole power to dispose of or direct the disposition of the common stock, and no power to vote or direct the voting of the common stock.
(3) Address is 11 Greenway Plaza, Suite 100, Houston, TX 77046. Information is based on the Schedule 13G filed by AIM Management Group Inc. dated February 9, 2001. Such Schedule 13G indicates that AIM Management Group Inc. has sole power to vote or direct the vote and to dispose of and direct the disposition of the common stock. AIM Management Group Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some case, voting power over the securities reported in the referenced Schedule 13G.
(4)  Address is 100 Park Avenue, New York, NY 10017. Information is based on a
     Schedule 13G filed with the Securities and Exchange Commission by J. & W. Seligman & Co., Inc. dated February 1, 2001. Such Schedule 13G indicates that J. & W. Seligman & Co. Inc. is the beneficial owner of 7,971,296 shares of common stock as a result of acting as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. J. & W. Seligman & Co. Inc. has the shared power to vote or direct the vote of 7,532,496 shares of the common stock and has the shared power to dispose of and direct the disposition of 7,971,296 shares of such common stock.
(5) Includes 2,204,803 shares issuable upon exercise of options and 500,430 shares held of record by Steve Sanghi and Maria T. Sanghi as Trustees of Declaration of Trust.
(6) Includes 69,376 shares issuable upon exercise of options and 2,264 shares held of record by Gordon W. Parnell and Jeanette Parnell as Trustees of Declaration of Trust.

                              CERTAIN TRANSACTIONS

     In the ordinary course of business, we use numerous employment recruiters to locate potential employment candidates. During fiscal 2001, we used High Tech Job Placement, a company owned by the wife and daughter of Mr. Little, as one of our numerous employment recruiters. During fiscal 2001, we paid approximately $114,000 in placement fees to High Tech Job Placement. We do not anticipate that we will pay any placement fees to High Tech Job Placement during fiscal 2002.

         PROPOSAL TO ADOPT 2001 MICROCHIP EMPLOYEE STOCK PURCHASE PLAN

         We are asking stockholders to approve a new employee stock purchase plan. If the new plan is approved by the stockholders, our existing employee stock purchase plan will terminate in its entirety immediately following the close of the February 2002 purchase period and be replaced by the new plan, for the reasons described below. The new plan allows employees to purchase our common stock using payroll deductions. We are asking stockholders to approve the new plan so that employees may receive the special tax treatment provided by
Section 423 of the Internal Revenue Code.

     Our continued success depends upon our ability to attract and retain talented employees. Equity incentives are necessary for us to remain competitive in the marketplace for qualified personnel, and an employee stock purchase plan is a key element of our equity incentive package. As such, the Board of Directors believes that it is necessary to maintain an employee stock purchase plan.

     The new plan has been approved by the Board of Directors and, if approved by the stockholders, will become effective on the first business day of March 2002. A total of up to 1,300,000 shares may be issued under the new plan, comprised of 1,200,000 new shares approved by the Board of Directors, plus up to 100,000 shares from the existing plan that might remain available when the existing plan is terminated. As of May 31, 2001, approximately 514,531 shares remained available for purchase under the existing plan.

WHY WE APPROVED THE NEW PLAN

     At the 2000 annual stockholders' meeting, the stockholders approved 300,000 additional shares for issuance under the existing plan. Based on the fair market value of our common stock at that time, we believed that there was a sufficient number of shares available for issuance under the existing plan for all four semi-annual purchase periods under the new two-year offering period that commenced in March 2001. However, due to a substantial decline in the market price of our common stock since August 18, 2000, coupled with increased participation in the existing plan, we determined that additional shares would be required to meet the anticipated purchase requirements. This shortfall of shares at the beginning of the two-year offering period would likely result in adverse accounting consequences to Microchip in that we would be required to recognize a compensation expense measured as the difference between 85% of the fair market value of the common stock on March 1, 2001 and the fair market value of the common stock on the first purchase date that would occur after additional shares were added to the existing plan. This expense would be charged against income in the quarter during which such purchase date fell.

     As a result of this development, the Board of Directors decided to seek stockholder approval for a new plan.

     The principal features of the new plan are set forth at "Appendix B - Description of the Microchip Technology Incorporated 2001 Employee Stock Purchase Plan."

NEW PLAN BENEFITS

     Participation in the new plan is voluntary. Because benefits under the new plan will depend on employees' elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the new plan is approved by the stockholders.

     The following table sets forth, as to the CEO and the four other most highly compensated executive officers named in this proxy statement, all current executive officers as a group and all other employees who participated in the existing plan: (a) the number of shares of common stock purchased under the existing plan during fiscal 2001, and (b) the dollar value of the benefit, which is calculated as the fair market value per share of the common stock on the date of purchase, minus the purchase price per share of common stock under the existing purchase plan:

                          PLAN BENEFITS UNDER EXISTING
                          EMPLOYEE STOCK PURCHASE PLAN

        NAME OF INDIVIDUAL OR                          NUMBER OF SHARES           DOLLAR VALUE
    IDENTITY OF GROUP AND POSITION                      PURCHASED (#)          OF BENEFIT ($)(1)
    ------------------------------                      -------------          -----------------
Steve Sanghi, Director,
  Chairman, President and CEO......................         1,957                    25,468
Timothy B. Billington, Vice President,
  Manufacturing and Technology Group...............         1,957                    25,468
Mitch R. Little, Vice President,
  Worldwide Sales and Applications.................         1,506                    35,724
Gordon W. Parnell, Vice President,
  Chief Financial Officer..........................         1,785                    42,000
George P. Rigg, Vice President,
  Advanced Microcontroller and Systems Group.......           792                     4,730
All current executive officers as a
  group (7 people).................................        11,770                   222,224
All other employees as a group.....................       572,878                12,046,766

OTHER MATTERS

     The Board of Directors has not determined what action it will take if the new plan is not approved by stockholders.

     A copy of the new plan was filed electronically with the Securities and Exchange Commission with this proxy statement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the company's consolidated financial statements for the fiscal year ending March 31, 2002. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2002.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     CHANGE IN INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, determined not to renew the engagement of KPMG LLP as the company's independent auditors. KPMG had served as our independent auditors for the fiscal years ended March 31, 1993 through and including March 31, 2001. The decision to not renew KPMG's engagement did not occur due to any existing or previous accounting disagreements with KPMG, and KPMG has expressed no disclaimer of opinion, adverse opinion, qualification or limitation regarding our financial statements or the audit process, for the fiscal years ended March 31, 2001 or 2000, or the interim period beginning April 1, 2001. Neither have there been any accounting disagreements nor reportable events within the meaning of Item 304(a)(1)(iv) and
Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K for those periods. KPMG concurred with the foregoing statements in this paragraph in a letter addressed to the Securities and Exchange Commission. That letter is included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2001, Exhibit 16.

     Upon the recommendation of the Audit Committee, on June 6, 2001, the Board of Directors engaged Ernst & Young LLP, independent auditors, to audit the company's consolidated financial statements for the fiscal year ending March 31, 2002. We did not seek the advice of Ernst & Young on specific audit issues relating to our consolidated financial statements prior to engagement of that firm. We reported the engagement of Ernst & Young in our Current Report on Form 8-K filed June 7, 2001.

     We anticipate that representatives of Ernst & Young will be present at the meeting, that they will have the opportunity to make a statement if they desire, and that they will be available to respond to appropriate questions. We do not anticipate that a representative of KPMG will be present at the meeting.

     AUDIT FEES

     Audit fees billed by KPMG for fiscal 2001, including the audit of the company's financial statements set forth in the company's fiscal 2001 Annual Report on Form 10-K and the review of the company's quarterly financial statements set forth in the company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000, were approximately $266,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not engage KPMG to provide any services related to the design or implementation of financial information systems in fiscal 2001.

     ALL OTHER FEES

     Fees billed to Microchip by KPMG during fiscal 2001 for all other non-audit services totaled approximately $909,000.

     Our Audit Committee has determined that the non-audit services rendered by KPMG during fiscal 2001 were compatible with maintaining the independence of KPMG.

                                PERFORMANCE GRAPH

     The following graph provides an indicator of cumulative total stockholder return for Microchip as compared with the CRSP Total Return Index for the Nasdaq Stock Market (U.S.), the Philadelphia Semiconductor Index and a self-constructed peer group index weighted by market value at the beginning of the measurement period. The graph covers the period of time from March 31, 1996 through March 31, 2001. The peer group index is comprised of Altera Corporation, Atmel Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc. and Xilinx, Inc.

     This is the first year that we are using the Philadelphia Semiconductor Index. In future years, we plan to use the Philadelphia Semiconductor Index instead of the self-constructed peer group index because we no longer believe that a peer group provides stockholders a meaningful comparison of Microchip to other semiconductor companies because of Microchip's unique product market positioning versus the product markets of our competitors. For example, the current peer group consists of two companies that are heavily oriented to the analog segment of the semiconductor industry and two companies that are heavily oriented to the field-programmable gate array segment of the industry. By comparison, our product portfolio comprises field-programmable RISC-based microcontrollers that serve 8- and 16-bit embedded control applications, and a broad spectrum of high-performance linear and mixed-signal, power management and thermal management devices. We believe that these differences in the segments of the semiconductor industry served by us and our peer group make a comparison of our relative stock prices less meaningful.

     HISTORIC STOCK PRICE PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PERFORMANCE.

                            03/31/96    06/30/96    09/30/96    12/31/96    03/31/97    06/30/97    09/30/97
                            --------    --------    --------    --------    --------    --------    --------
Microchip Technology Inc.    100.00       90.00      135.91      185.00      163.64      162.27      246.31
Nasdaq US Composite          100.00      108.15      112.00      117.53      111.15      131.51      153.76
SOXX                         100.00       99.27      106.52      136.54      152.76      173.73      216.83
Peer Group Index             100.00       87.88      102.86      122.85      130.98      148.80      174.35

                            12/31/97    03/31/98    06/30/98    09/30/98    12/31/98    03/31/99    06/30/99
                            --------    --------    --------    --------    --------    --------    --------
Microchip Technology Inc.    163.64      114.54      142.50      119.32      201.82      188.87      258.42
Nasdaq US Composite          143.95      168.47      173.10      156.19      202.97      227.62      249.00
SOXX                         149.80      169.73      139.74      120.90      199.19      210.65      275.27
Peer Group Index             130.21      141.21      121.76      113.02      195.00      222.03      292.61

                            09/30/99    12/31/99    03/31/00    06/30/00    09/30/00    12/31/00    03/30/01
                            --------    --------    --------    --------    --------    --------    --------
Microchip Technology Inc.    280.23      373.31      537.96      476.73      405.78      269.24      310.67
Nasdaq US Composite          255.19      377.18      423.37      368.13      338.76      226.75      169.46
SOXX                         283.58      400.34      671.57      648.07      483.87      327.64      309.70
Peer Group Index             304.50      411.21      688.53      699.22      715.52      433.76      362.16

           ----------------------------------------------------------

                             EXECUTIVE COMPENSATION

           ----------------------------------------------------------

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION


     THE COMPENSATION COMMITTEE

     The Compensation Committee, presently comprised of Mr. Hugo-Martinez and Mr. Day, reviews the performance of the executive officers and makes compensation decisions regarding the executive officers. The Compensation Committee generally seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than Mr. Sanghi. Mr. Sanghi does not participate in deliberations relating to his own compensation.

     OUR COMPENSATION POLICY

     Our compensation policy for officers and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:

     *    rewards performance that increases the value of your stock
     * attracts, retains, motivates and rewards individuals with competitive compensation opportunities
     *    aligns an executive's total compensation with our business objectives
     * fosters a team environment among our management that focuses their energy on achieving our financial and performance objectives, consistent with our guiding values
     *    balances short-term and long-term strategic goals, and
     *    builds and encourages ownership of our common stock.

     Compensation decisions also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases.

     We believe that the overall compensation levels for the executive officers in fiscal 2001 were consistent with our "pay-for-performance" philosophy and are commensurate with the company's fiscal 2001 performance.

     ELEMENTS OF COMPENSATION

     Our executive compensation program is currently comprised of four major elements:

     *    annual base salary
     *    incentive cash bonuses
     *    stock options, and
     * compensation and employee benefits generally available to all Microchip employees.

     BASE SALARIES. We review the base salaries of the executive officers each year, primarily by considering the salaries of executive officers in similar positions with comparably sized companies in the semiconductor industry.

     When setting base salaries, we also review the performance objectives for the company as a whole, as well as the performance objectives for each of the individual officers relative to their respective areas of responsibility. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. Performance objectives are initially developed by the individual officers, in conjunction with their respective operating units, and then discussed with and approved by the CEO to generate the company's fiscal year operating objectives. The operating objectives are then reviewed and approved by the entire Board of Directors.

     We also consider subjective factors when reviewing and setting base salaries, such as an executive's experience and tenure in the industry and the perceived value of the executive's position to the company as a whole.

     After consideration of all of the above-described factors, average base salaries for the executive officers increased 5.2% in fiscal 2001.

     INCENTIVE CASH BONUSES. Quarterly incentive cash bonuses may be payable to officers and key employees under the Management Incentive Compensation Plan, referred to as "MICP." The Board of Directors approves any quarterly payments under the MICP in conjunction with its review of the company's quarterly operating results.

     The MICP is an aggregate bonus pool derived from a percentage of our annual operating profit. This bonus pool may then be allocated among the eligible participants based upon the company's operating results and various subjective determinations. Other than the financial performance targets established for determining whether payments will be made under the MICP for any particular quarter, no particular weight is assigned to any one particular objective or subjective factor. Mr. Sanghi is generally permitted wide discretion with respect to the designation of employees eligible to participate in the MICP, as well as the amount of any MICP bonus to be awarded to each participant, including executive officers other than himself. We determine the MICP bonus, if any, to be awarded to Mr. Sanghi. In fiscal 2001, approximately 520 employees, including the executive officers and the CEO, participated in the MICP.

     We maintain a split-dollar life insurance program for certain of our key executives. The split-dollar life insurance program provides key executives with an incentive to remain in the long-term employ of the company, an insurance benefit, and a cash value benefit payable in the future when the executive is no longer employed with the company. We determine what portion of an executive's overall MICP bonus will be paid in cash or into the split-dollar life insurance program. During fiscal 2001, four of the executive officers, including Mr. Sanghi, participated in the split-dollar life insurance program.

     Numerous objective and subjective factors were considered in establishing quarterly MICP bonus compensation during fiscal 2001, including:

     *    sales growth
     *    gross profit percentages
     *    operating costs
     *    operating profits, and
     *    industry conditions.

     Based on the above factors, MICP bonuses for the first three quarters of fiscal 2001 were paid at an average rate of 127% of the total MICP bonus pool established under the fiscal 2001 operating objectives. Due to our operating results in the fourth quarter and the uncertain and volatile conditions in the semiconductor industry, no MICP bonus payments were made for the fourth quarter of fiscal 2001. As a result, the average fiscal 2001 MICP bonus for the executive officers, excluding Mr. Sanghi, was approximately 40.0% of base salary, an increase of approximately 4.3% in fiscal 2001 as compared to fiscal 2000 when the average MICP bonus for the executive officers, excluding Mr. Sanghi, was approximately 35.7% of base salary.

     We believe that the MICP bonus compensation for fiscal 2001 is consistent with our "pay-for-performance" philosophy and is commensurate with the fiscal 2001 operating plan objectives.

     STOCK OPTIONS. Stock options constitute a significant portion of our incentive compensation program because we believe that officers and key employees should hold substantial, long-term equity stakes in the company to align their collective interests with your interests. At March 31, 2001, approximately 59% of our employees worldwide held options to purchase common stock.

     In granting stock options to executive officers, we consider numerous factors, including:

     *    the individual's position and responsibilities
     * the individual's future potential to influence the company's mid- and long-term growth
     *    the vesting schedule of the options awarded, and
     *    the number of options previously granted.

     See the table under "Option Grants in Last Fiscal Year," at page 21 for information regarding options to purchase common stock granted during fiscal 2001 to the CEO and each of the four other most highly compensated executive officers named in this proxy statement.

     OTHER COMPENSATION AND EMPLOYEE BENEFITS GENERALLY AVAILABLE TO ALL EMPLOYEES. We maintain compensation and employee benefits that are generally available to all company employees, including:

     *    the employee stock purchase plan
     *    medical, dental and life insurance benefits
     *    a 401(k) retirement savings plan, and
     *    a cash bonus plan.

     The cash bonus plan awards each eligible employee with up to two and one-half days of pay, based on base salary, every quarter, if certain operating profitability objectives are achieved. For the first three quarters of fiscal 2001, each eligible employee received 113% of the target cash bonus payment permitted under the cash bonus plan. No cash bonuses were paid for the fourth quarter of fiscal 2001.

     We also maintain a supplementary retirement plan for certain employees, including the CEO and the executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code.

     CEO COMPENSATION

     We use the same factors and criteria described above in making compensation decisions regarding the CEO. Mr. Sanghi's base salary was increased by 5.3% in fiscal 2001. We believe the increase was appropriate considering the base salaries of chief executive officers of comparably sized companies in the semiconductor industry, and the company's performance in fiscal 2001 as compared to the semiconductor industry as a whole.

     Mr. Sanghi's aggregate MICP bonus for fiscal 2001 was determined after considering numerous objective and subjective factors, including the company's performance, Mr. Sanghi's leadership and influence over the company's performance, and industry conditions. His total MICP bonus payment for fiscal 2001 was approximately 125.2% of his base salary. As a result, Mr. Sanghi's fiscal 2001 MICP bonus represented an increase of 72.7% in fiscal 2001 as compared to fiscal 2000 when Mr. Sanghi's MICP bonus was approximately 79.5% of his base salary.

     During fiscal 2001, Mr. Sanghi was granted an option to acquire 165,000 shares of common stock at an exercise price of $35.08 per share. The amount of the grant and the vesting terms were determined to provide an appropriate long-term incentive for Mr. Sanghi.

     We believe that Mr. Sanghi's fiscal 2001 compensation was:

     *    consistent with Microchip's "pay-for-performance" philosophy
     *    commensurate with Microchip's fiscal 2001 operating objectives, and
     * reasonable based on Microchip's overall performance in fiscal 2001 and Microchip's performance as compared to the semiconductor industry as a whole.

     TAX CODE CONCERNS

     Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to senior executives in excess of $1 million per year, unless that income meets permitted exceptions. We anticipate that a substantial portion of each executive officer's compensation will be "qualified performance-based compensation," that is not limited under Internal Revenue Code Section 162(m). We, therefore, do not currently anticipate that any executive officer's compensation will exceed that limitation of deductibility in fiscal 2002. We intend to review the deductibility of executive compensation from time to time to determine whether any additional actions are advisable to maintain deductibility.

     CONCLUSION

     We believe that the executive team provided outstanding service to Microchip. We will work to assure that the executive compensation programs continue to meet our strategic goals as well as the overall objectives discussed in this Report.

By the Compensation Committee of the Board of Directors(3):

     Albert J. Hugo-Martinez  (Chair)                     L.B. Day

----------
(3) The Board Compensation Committee Report on Executive Compensation is not "soliciting" material and is not deemed "filed" with the Securities and Exchange Commission, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                  ANNUAL COMPENSATION               COMPENSATION
                                          -----------------------------------     ----------------
                                                                                       AWARDS
                                                                                  ----------------
                                                                                    SECURITIES
                                                                                    UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION (1)           YEAR      SALARY ($)   BONUS ($)(2)     OPTIONS/SARS (#)    COMPENSATION($)(3)
-------------------------------           ----      ----------   ------------     ----------------    ------------------
Steve Sanghi,                             2001       437,408       201,413            165,000              361,949
  President and CEO                       2000       414,595        15,041            188,321              332,565
                                          1999       390,056         3,601            106,819              158,027

Timothy B. Billington,                    2001       218,562       110,613             45,000                    0
  Vice President,                         2000       206,473        89,603             51,252                    0
  Manufacturing and Technology            1999       193,983        40,394             30,433                    0
  Group

Mitch R. Little,                          2001       202,450        92,620             45,000                2,941
  Vice President, Worldwide Sales         2000       189,342        66,804             44,270                9,400
  and Applications                        1999       175,760        33,204             26,418                2,160

Gordon W. Parnell,                        2001       187,480         6,216             40,500               75,263
  Vice President, Chief Financial
  Officer (4)

George P. Rigg,                           2001       194,987         6,349             28,800               76,787
  Vice President, Advanced                2000       185,545         6,683             27,056               60,899
  Microcontroller and Systems Group       1999       179,092         1,686              3,475               27,362

----------
(1) Includes those individuals who in fiscal 2001 were the CEO or one of the four other most highly compensated executive officers as measured by salary and bonus for fiscal 2001.
(2) Includes portion of MICP bonus and cash bonus payments under the company's cash bonus plan earned in year shown but not paid until the following year.
(3) Except as otherwise noted, consists of: (a) the company-matching contributions to the company's 401(k) retirement savings plan, which were $2,589 for Mr. Sanghi, $0 for Mr. Billington, $2,941 for Mr. Little, $2,981 for Mr. Parnell, and $2,922 for Mr. Rigg, and (b) an additional payment by the company in connection with a split-dollar life insurance program which is distributable to the individual executive officer when he is no longer an employee of the company, in the amount of $359,360 for Mr. Sanghi, $0 for Mr. Billington, $0 for Mr. Little, $72,282 for Mr. Parnell, and $73,865 for Mr. Rigg.
(4)  Mr. Parnell was named an executive officer effective May 19, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                 -----------------------------------------------------------------     POTENTIAL REALIZABLE
                                                  PERCENT                                                VALUE AT ASSUMED
                                 NUMBER OF        OF TOTAL                                             ANNUAL RATES OF STOCK
                                 SECURITIES       OPTIONS                                                PRICE APPRECIATION
                                 UNDERLYING      GRANTED TO                                                 OPTION TERM
                                  OPTIONS       EMPLOYEES IN        EXERCISE OR         EXPIRATION     ----------------------
            NAME               GRANTED (#)(1)    FISCAL YEAR     BASE PRICE ($/SH)         DATE        5%($)(3)     10%($)(3)
            ----               --------------    -----------     -----------------         ----        --------     ---------
Steve Sanghi............        165,000(1)          4.3%              35.08               4/14/10      3,640,479     9,225,689

Timothy B. Billington...         45,000(1)         1.18%             $35.08               4/14/10       $992,858    $2,516,097

Mitchell R. Little......         37,500(1)          1.0%             $35.08               4/14/10       $827,382    $2,096,748
                                  7,500(1)          0.2%             $43.67                8/1/10       $205,965      $521,955

Gordon W. Parnell.......         28,800(1)          0.8%             $35.08               4/14/10       $635,429    $1,610,302
                                  6,000(2)          0.2%             $37.29                6/1/10       $140,716      $356,603
                                  5,700(1)          0.1%             $37.29                6/1/10       $133,681      $338,773

George P. Rigg..........         28,800(1)          0.8%             $35.08               4/14/10       $635,429    $1,610,302

----------
(1) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on July 1, 2004, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the company or a change of control. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(2) This stock option becomes exercisable over a two-year vesting period, in 24 successive monthly installments commencing on March 31, 2001, and has a maximum term of 10 years from the date of the grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the company or a change in control. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(3) No assurance can be given that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. The rates of appreciation are specified by rules of the Securities and Exchange Commission and are for illustrative purposes only; they do not represent the company's estimate of future stock price. Unless the market price of the common stock does, in fact, appreciate over the option term, no value will be realized from the option grant. The exercise price of each of the options was equal to the closing sales price of the common stock as quoted on the Nasdaq National Market on the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                  SHARES                            AT MARCH 31, 2001 (#)            AT MARCH 31, 2001 ($)(2)
                               ACQUIRED ON        VALUE         -----------------------------      -----------------------------
NAME                           EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----                           ------------   ---------------   -----------     -------------      -----------     -------------
Steve Sanghi.............         35,052          963,930        2,133,084         845,625          42,079,886        9,097,650
Timothy B. Billington....         48,895        1,455,091          119,801         245,250           1,928,105        2,715,440
Mitchell R. Little.......         56,560        1,724,052           56,495         225,000           1,007,219        2,418,345
Gordon W. Parnell........         15,002          544,533           57,064         159,750             874,414        1,597,248
George P. Rigg...........         62,802        1,819,731           58,832         112,800           1,008,867        1,138,620

----------
(1) Calculated based on the market price per share of the common stock at date of exercise multiplied by the number of shares issued upon exercise less the total exercise price of the options exercised.
(2) Calculated based on $25.313 per share, which was the closing sales price per share of the common stock as quoted on the Nasdaq National Market on March 30, 2001, multiplied by the number of applicable shares in-the-money less the total exercise price for such shares.

EQUITY COMPENSATION PLANS

     STOCK OPTION PLANS

     The company's primary equity incentive program is its stock option plans. Under these stock option plans, employees, executive officers, non-employee Directors and independent contractors who provide valuable services to the company may be granted stock options to purchase shares of common stock at a price not less than 100% of the fair market value of the option shares on the grant date. Options granted under the stock option plans vest over the period determined by the Board of Directors at the date of grant, at periods generally ranging from one year to four years. Generally, if the company is acquired by merger, consolidation or asset sale, outstanding options that are not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and become exercisable in full. Any options so assumed may be accelerated if the optionee's employment is terminated within a designated period following the acquisition. In connection with a change in control of the company by tender offer or proxy contest for board membership, the Stock Option Committee of the Board of Directors can accelerate outstanding options. At March 31, 2001, options to acquire 16,904,022 shares of common stock were outstanding at a weighted average exercise price of $15.67, and options to acquire 19,209,107 shares of common stock were available for grant under the stock option plans.

     EMPLOYEE STOCK PURCHASE PLAN

     The existing purchase plan allows eligible employees to purchase shares of common stock at semi-annual intervals through periodic payroll deductions. The purchase price per share for an eligible employee who participates in the existing purchase plan is the lower of:

     * 85% of the fair market value of a share of common stock on the employee's entry date into the existing purchase plan's then-current offering period, or
     * 85% of the fair market value of a share of common stock on the semi-annual purchase date.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     We do not have employment contracts with the CEO or any of the four other most highly compensated executive officers named in this proxy statement.

     Each of the CEO and the four other most highly compensated executive officers named in this proxy statement has entered into an Executive Officer Severance Agreement. These agreements provide for the automatic acceleration in vesting and exercisability of all unvested stock options upon the first to occur of any of the following events:

     * as of the date immediately preceding a change of control in the event any such stock options are or will be terminated or canceled (except by mutual consent) or any successor to Microchip fails to assume and agree to perform all such stock option agreements at or prior to such time as any such person becomes a successor to Microchip, or

     * as of the date immediately preceding such change in control if the executive does not or will not receive upon exercise of such executive's stock purchase rights under any such stock option agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such change of control, or

     * as of the date immediately preceding any involuntary termination of such executive occurring upon or after any such change of control, or

     * as of the date six months following the first such change of control, provided that the executive shall have remained an employee of the company continuously throughout such six-month period.

                                  OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE MEETING

     At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDERS' PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS; DISCRETIONARY AUTHORITY TO VOTE ON STOCKHOLDER PROPOSALS

     Stockholders may submit proposals that they believe should be voted upon at an annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the company's 2002 proxy statement. Any such stockholder proposals must be submitted in writing to the company's Secretary no later than March 11, 2002. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the company's proxy statement.

     For matters that are not included in the company's proxy statement, the company's By-Laws establish an advance notice procedure with regard to stockholder nominations for Directors or for other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must provide the company's Secretary with written notice at least 90 days prior to the anniversary of the date on which the company first mailed its proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for the company's 2002 annual meeting must do so no later than April 10, 2002. If, however, the date of the 2002 annual meeting is advanced or delayed by more than 30 days from the anniversary of the 2001 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2002 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of common stock. Proposals or nominations not meeting these requirements will not be considered at the 2002 annual meeting. If the stockholder does not also comply with the requirements of this advance notice provision, the company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

     To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact the company's Secretary in writing at 2355 W. Chandler Boulevard, Chandler, AZ 85224.

DATE OF PROXY STATEMENT

     The date of this proxy statement is July 9, 2001.

                                   APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                        MICROCHIP TECHNOLOGY INCORPORATED

                              ADOPTED JUNE 12, 2000

PURPOSE

     The purpose of the Audit Committee of the Board of Directors of Microchip Technology Incorporated (the "Company") shall be:

     * to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

     * to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

     * to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

     * to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

     The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP

     The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

     1. Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

     2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

     3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES

     The responsibilities of the Audit Committee shall include:

     * Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

     * Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

     *    Reviewing fee arrangements with the independent auditors;

     * Reviewing the independent auditors' proposed audit scope, approach and independence;

     * Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

     * Requesting from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

     * Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

     * Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

     * Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

     * Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of
          Schedule 14A;

     * Reviewing the Audit Committee's own structure, processes and membership requirements; and

     * Performing such other duties as may be requested by the Board of Directors.

MEETINGS

     The Audit Committee will meet at least twice during each fiscal year, or more frequently as circumstances dictate. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the independent auditors as well as members of the Company's management, as it deems appropriate in order to review the financial controls of the Company.

MINUTES

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS

     Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter.

                                   APPENDIX B

              DESCRIPTION OF THE MICROCHIP TECHNOLOGY INCORPORATED
                        2001 EMPLOYEE STOCK PURCHASE PLAN

BACKGROUND

     The 2001 Employee Stock Purchase Plan, referred to as the New Plan, was adopted by the Board of Directors in May 2001. If approved by the stockholders, the New Plan will replace our existing employee stock purchase plan for offerings on and after March 1, 2002 and, at that time the existing plan would terminate and up to 100,000 shares of unissued common stock under the existing plan would be reserved for issuance under the New Plan.

     The stockholders are being asked to approve the adoption of the New Plan, effective March 1, 2002, and the reservation of 1,200,000 additional shares under the New Plan. The Board of Directors believes that it is in the company's best interests to adopt the New Plan so that the employees of the company and its designated subsidiaries have an opportunity to purchase common stock and, therefore, to have an additional incentive to contribute to the success of the company.

ADMINISTRATION

     The New Plan will be administered by a committee made up of members of the Board of Directors. The committee has full power to interpret the New Plan, and its decisions will be final and binding upon all participants.

ELIGIBILITY

     Generally, all employees of the company or any of the subsidiaries designated by the committee will be eligible to participate in the New Plan. However, no employee who normally works less than 20 hours per week or five months in a calendar year is eligible to participate, Also, no employee will be eligible to participate in the New Plan if, immediately after the grant of an option to purchase stock under the New Plan, that employee would own 5% of either the voting power or the value of the common stock. No employee's rights to purchase the common stock pursuant to the New Plan may accrue at a rate that exceeds $25,000 per calendar year. As of April 27, 2001, approximately 1,571 company and designated subsidiary employees, including seven executive officers, would have been eligible to participate in the New Plan.

     Non-employee Directors are not eligible to participate in the New Plan.

PARTICIPATION AND PURCHASES

     Under the New Plan a participant must authorize payroll deductions, which may not exceed 10% of their eligible compensation. Generally, when an employee terminates employment with the company or any designated subsidiary, the employee's right to participate in the New Plan terminates.

     The New Plan provides for offering periods of up to 24 months. Each offering period will include one or more purchase periods. The duration of each offering period and purchase period will be determined by the committee. It is expected that the New Plan will be implemented with overlapping 24 month offering periods beginning on the first business day of March and the first business day of September of each year, and that each offering period will consist of four approximately six-month purchase periods. The first day of each offering period is referred to as an entry date.

     Eligible employees participate in the New Plan through accumulated payroll deductions. At the end of each approximately six-month purchase period, these accumulated payroll deductions are used to purchase shares of common stock at a price per share equal to the lower of 85% of the closing price of a share of common stock on (1) the relevant entry date or (2) the relevant purchase date, whichever is less. It is expected that purchase dates under the New Plan will be the first business day of March and the first business day of September of each year. The New Plan also provides that no participant may purchase more than 5,000 shares of common stock in any one purchase period. This limitation may be changed by the committee.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment other than by reason of death or disability, immediately cancels his or her option and participation in the New Plan. If this occurs, the payroll deductions credited to the participant's account will be returned without interest to him or her. If a participant dies, or terminates employment due to disability, at the election of the participant (or if applicable the participant's estate), his or her accumulated payroll deductions will be used to purchase shares on the next purchase date or the accumulated payroll deductions will be refunded to the participant or his estate.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR SALE OF ASSETS

     In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting the common stock, adjustments may be made in the number of shares of stock subject to the New Plan, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of the company or the merger or consolidation of the company with another company each option will be assumed by, or an equivalent option substituted, by the successor company or an affiliate. If the successor company or affiliate refuses to assume or substitute for the option, the next purchase date will be automatically accelerated to the date immediately before the proposed sale or merger.

AMENDMENT AND TERMINATION

     Generally, the Board of Directors may terminate or amend the New Plan at any time. The New Plan will continue until all of the shares authorized for the New Plan are sold unless terminated sooner by the Board of Directors.

WITHDRAWAL

     If a participant chooses to withdraw from a purchase period, the participant may elect to have all accumulated payroll deductions refunded or have the accumulated payroll deductions used to purchase common stock on the next purchase date. The committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     If stockholders approve this proposal, the New Plan, and the right of participants to make purchases thereunder, should qualify for treatment under the provisions of Internal Revenue Code Sections 421 and 423. Under these provisions, no income will be taxable to a participant until the shares purchased under the New Plan are sold or otherwise disposed of.

     Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable entry date and more than one year from the applicable purchase date, then the participant generally will recognize ordinary income measured as the lesser of

     * the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

     * an amount equal to 15% of the fair market value of the shares as of the applicable entry date.

     Any additional gain should be treated as long-term capital gain.

     If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     The company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the company.

     The foregoing discussion is not intended to cover all tax consequences of participation in the New Plan. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax during the period beginning with the grant of an option and ending with the disposition of the common stock acquired through the exercise of the option. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state/local income tax in the United States.

PROXY                                                                      PROXY

[LOGO]

MICROCHIP TECHNOLOGY INCORPORATED            THIS PROXY IS SOLICITED ON BEHALF
2355 WEST CHANDLER BLVD                      OF THE BOARD OF DIRECTORS
CHANDLER, AZ  85224                          2001 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

     I (whether one or more of us) appoint Steve Sanghi and Gordon W. Parnell, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2001 Annual Meeting of Stockholders of Microchip Technology Incorporated. The meeting is scheduled for August 17, 2001, at 9:00 a.m., local time, at the company's facilities at 2355 West Chandler Boulevard, Chandler, Arizona, but this Proxy includes any adjournment(s) of that meeting. The Proxies may vote on my behalf as if I were personally present at the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE ADOPTION OF THE 2001 MICROCHIP EMPLOYEE STOCK PURCHASE PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2002; AND AS MY PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. ALL PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS.

     IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dear Stockholder,

     Microchip is offering stockholders the opportunity to access future proxy statements, annual reports and other stockholder communications electronically through the Internet instead of receiving paper copies in the mail. This option will reduce our costs as we can reduce the number of such materials we must print and mail. PLEASE NOTE THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET SERVICE PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER. To choose this option, please check the box under the signature block of the proxy card and mail in your proxy card.

     We also request that you notify us if you are receiving multiple copies of our proxy statement and annual report at your household. You can do so by checking the box under the signature block of the proxy card and mailing in your proxy card. If you do so, we can reduce the number of these materials we must print and mail.

                             YOUR VOTE IS IMPORTANT!

       Thank you in advance for participating in our 2001 annual meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.   Election of directors:      01 Steve Sanghi              04 Matthew W. Chapman     [ ] Vote FOR         [ ] Vote WITHHELD
                                 02 Albert J. Hugo-Martinez   05 Wade F. Meyercord          all nominees         from all nominees
                                 03 L. B. Day

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)             ___________________________________________

2.   Proposal to adopt the 2001 Microchip Employee Stock Purchase Plan.              [ ] For       [ ] Against       [ ] Abstain

3.   Proposal to ratify the appointment of Ernst & Young LLP as the independent
     auditors of the company for the fiscal year ending March 31, 2002.              [ ] For       [ ] Against       [ ] Abstain

     [ ]  Multiple stockholder publications. Please check here to stop mailing of stockholder publications for this account, since multiple copies
          come to this address.                                                      Date_______________________________________


     [ ]  Yes, I have access to the world wide web and by checking this box I elect to obtain all future proxy statements, annual reports and other stockholder communications by accessing the electronic form made
          available on the internet instead of having paper copies delivered to      ___________________________________________
          me by mail.

     Address Change? Mark Box  [ ] Indicate changes below:                           Signature(s) in Box

                                                                                     (Please sign exactly as name appears. When
                                                                                     shares are held by joint tenants, both
                                                                                     should sign. When signing as attorney,
                                                                                     executor, administrator, trustee or
                                                                                     guardian, please give full title as such.
                                                                                     If a corporation, partnership or other
                                                                                     entity, please sign in the entity's full
                                                                                     name by an authorized officer. Please date
                                                                                     the proxy.)

          Microchip Technology 2001 Electronic Voting Alternatives for Stockholders Holding Their Shares in Street Name

           HOW TO VOTE - TWO EASY ALTERNATIVES TO VOTING BY MAIL
--------------------------------------------------------------------------------
                   YOUR VOTE IS IMPORTANT! MAKE IT COUNT!

VOTE BY INTERNET

It's fast, convenient and your vote is immediately confirmed and posted. You will also have the option to register to receive future materials via the Internet.

                             www.proxyvote.com

Follow the 4 easy steps:

1.   Read the accompanying Proxy Statement and Voting Instruction Form.

2.   Go to website: www.proxyvote.com

3. Enter your 12-digit control number located in the gray shaded box on the right side of your Voting Instruction Form.

4.   Follow the simple instructions on line.

                    AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY TELEPHONE

It's fast, convenient and your vote is immediately confirmed and posted.

USING A TOUCH-TONE TELEPHONE, CALL THE TOLL-FREE NUMBER LOCATED IN THE GRAY SHADED BOX ON THE UPPER LEFT SIDE OF YOUR VOTING INSTRUCTION FORM.

Follow the 4 easy steps:

1.   Read the accompanying Proxy Statement and Voting Instruction Form.

2.   Call the toll-free phone number.

3. Enter your 12-digit control number located in the gray shaded box on the right side of your Voting Instruction Form.

4.   Follow the simple recorded instructions.

                    AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

      DO NOT RETURN VOTING FORM IF YOU ARE VOTING BY INTERNET OR TELEPHONE!

================================================================================

               ARE YOU VOTING ELECTRONICALLY THIS YEAR? NEXT YEAR? RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY & SAVE A TREE!

     Although you received your proxy materials by mail this year, you can still vote your shares conveniently by telephone or by Internet. See above for instructions.

     Additionally, you can choose to receive next year's proxy materials (annual report, proxy statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security Number before you click the final submission button as you cast your vote this year on the Internet at www.proxyvote.com. By choosing to become one of Microchip's future electronic recipients, you help support us in our effort to conserve valuable worldwide natural resources. At the same time, you will help Microchip control escalating printing and postage costs.

     If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the annual shareholders meeting next year, notifying you of the websites containing both the Proxy Statement and Annual Report to be viewed before casting your vote via proxyvote.com.

[LOGO] Printed on recycled paper.

  Important Information for Stockholders of Record of Microchip Technology Inc.

================================================================================

The 2001 proxy statement and Annual Report are available for viewing on Microchip's Internet site at http://www.microchip.com.

          RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY & SAVE A TREE!

     Although you received your proxy materials by mail this year, you can choose to receive next year's proxy materials (annual report and proxy statement) electronically via e-mail. By choosing to become one of Microchip's future electronic recipients, you help support us in our effort to conserve valuable worldwide natural resources. At the same time, you will help Microchip control escalating printing and postage costs.

     THERE ARE TWO EASY WAYS TO CHOOSE THE ELECTRONIC DELIVERY OPTION:

     1)   Mark the appropriate box on your proxy card.

     2) Call Microchip's Investor Relations Department at 480-792-7761 and follow the recorded instructions.

     If you choose the option of electronic delivery of proxy materials via the Internet, you will receive a proxy card by mail before the annual shareholders meeting next year, with instructions containing the Internet address to view those materials.

     Your choice of electronic delivery will remain in effect until you contact Microchip's Investor Relations Department and instruct us otherwise. You do not have to elect Internet access each year.


[LOGO] Printed on recycled paper.